UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2005

COEUR D'ALENE MINES CORPORATION
(Exact name of Registrant as specified in its charter)

Idaho	1-8641	84-0109423
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

400 Coeur d'Alene Mines Bldg., 505 Front Avenue,	83814
Coeur d'Alene, Idaho	(Zip Code)
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (208) 667-3511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        Effective October 15, 2005, the Registrant entered into an employment agreement with James K. Duff. Mr. Duff will serve as the Registrant’s President, South America Operations. The term of Mr. Duff’s employment agreement is from October 15, 2005 through June 30, 2007. The employment agreement may also be considered for a one-year extension during the month of June, 2006, to the end that the parties will then be bound to a new two-year term of the employment agreement, ending June 30, 2008. Pursuant to the terms of the employment agreement, Mr. Duff will be paid a base salary of $260,000 annually. The employment agreement also entitles Mr. Duff to receive an annual incentive bonus payable in cash, pursuant to the Registrant’s Annual Incentive Plan, in an amount equal to at least 40% of his then current annual salary, plus an additional 30% of annual salary for foreign premium. Additionally, Mr. Duff will also be eligible to receive certain other payments under the compensation and benefit plans of the Registrant.

        A Change in Control Agreement is also attached as an exhibit to the employment agreement and contains provisions that entitle Mr. Duff to receive certain payments if he is terminated following a change in control of the Registrant. Such payments include, but are not limited to, payment of the full annual salary effective immediately prior to such termination (in addition to certain bonuses and medical/disability benefits) for a two-year period after termination.

        The foregoing description of the terms of the employment agreement is intended to serve as a summary of the compensation and benefit terms set forth in such agreement. The Registrant intends to include the employment agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COEUR D'ALENE MINES CORPORATION
(Registrant)
Dated: October 18, 2005	By: /s/ James A. Sabala
James A. Sabala
Executive Vice President and
Chief Financial Officer